EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the incorporation by reference in Registration Statement Nos. 333-68929, 333-64242, 333-109332 and 333-125245 on Form S-8 of our reports dated March 1, 2006, relating to the consolidated financial statements and financial statement schedule of Gevity HR, Inc. (the “Company”), and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
Tampa, Florida
March 1, 2006